Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Forward Air Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	14,015,018	(3)	$17.50	$245,262,815	$0.00014760	$36,200.79
		Total Offering Amounts					$245,262,815		$36,200.79
		Total Fees Previously Paid							$—
		Total Fee Offsets							$—
		Net Fee Due							$36,200.79

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price shown is the average of the high and low selling price of the common stock on June 3, 2024, as reported on the Nasdaq Global Market.

(3)	Consists of up to 14,015,018 shares of Common Stock offered for resale by the selling shareholders named in the prospectus.